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	       UNITED STATES SECURITIES AND EXCHANGE COMMISSION
			    WASHINGTON, D.C. 20549

				  FORM 8-K



			 Current Report Pursuant
		      to Section 13 or 15(d) of the
		     Securities Exchange Act of 1934


	  Date of report (Date of earliest event reported): June 11, 1996



			    Pogo Producing Company
	    (Exact Name of Registrant as Specified in Its Charter)



				   Delaware
		 (State or Other Jurisdiction of Incorporation)

		 1-7792                                  74-1659398
	(Commission File Number)                       (I.R.S. Employer
						     Identification No.)
      5 Greenway Plaza, P.O. Box 2504
	     Houston, Texas                              77046-2504
(Address of Principal Executive Offices)                 (Zip Code)

     Registrant's Telephone Number, Including Area Code:   (713) 297-5000


				Not Applicable
	(Former Name or Former Address, if Changed Since Last Report)


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Item 5.    Other Events

		Pogo Producing Company's (the "Company") press release, publicly disseminated on June 11, 1996, announcing its placement, through a Rule 144A private placement offering, of $100 million in 5-1/2% Convertible Subordinated Notes due June 15, 2006 is attached hereto as ANNEX A and made a part hereof for all purposes.

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				  Signatures



	 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



					      Pogo Producing Company
						   Registrant

					      /s/ GERALD A. MORTON
						  Gerald A. Morton,
						    Corporate Secretary

Date:  June 12, 1996





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								   ANNEX A


						       FOR IMMEDIATE RELEASE
						Contact: Paul G. Van Wagenen
							      (713) 297-5001



			  POGO PLACES
		 CONVERTIBLE SUBORDINATED NOTES



     HOUSTON, TEXAS - June 11, 1996 -- Houston based Pogo Producing Company (NYSE-"PPP") announced today that it has placed, through a Rule 144A private placement offering, $100 million in Convertible Subordinated
Notes due June 15, 2006.

     Net proceeds from the sale of the Convertible Subordinated Notes will be used to repay existing debt, including Pogo's 8% Convertible Subordinated Debentures due 2005, and for general corporate purposes. The new notes have a 5.5% coupon rate, will be convertible into Pogo common stock at a conversion price of $42.185 per share, and are not redeemable by the company for the first three years. In addition to the $100 million placed today, Pogo has granted the managing underwriters for the offering an option to purchase up to an additional $15 million of notes to cover overallotments, if any.

     Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns interests in 79 (82 if and when 3 more of Pogo's high bid tracts are awarded from the April 24, 1996 OCS lease sale number 157) federal and state lease blocks offshore Louisiana and Texas in the Gulf of Mexico. Pogo also owns approximately 151,000 gross leasehold acres in major oil and gas provinces onshore in the United States and approximately 1,300,000 gross acres (approximately 68,000 acres currently being developed as the Tantawan Field) in the Kingdom of Thailand. Pogo is listed on the New York and Pacific Stock Exchanges under the symbol PPP.

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     This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or Pogo's common stock. Neither the notes nor the common stock issuable upon the conversion thereof have been registered under the Securities Act of 1933 or under state securities laws, and may not be offered or sold in the United States absent registration or qualification or an applicable exemption from registration or qualification requirements.





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